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                                                                    EXHIBIT 99.1


[RELIABLE POWER SYSTEMS, INC. LOGO]


                                                          FOR IMMEDIATE RELEASE
                                                          CONTACT: MATTHEW ESSIG
                                                          720-733-8970

             RELIABLE POWER SYSTEMS ANNOUNCES $1.4 MILLION PURCHASE
                   ORDER FROM MULTINATIONAL TELECOMMUNICATIONS
                                EQUIPMENT COMPANY


DENVER--(Business Wire)--September 10, 2001--Reliable Power Systems (OTC BB:
RPSI) today announced they have received a purchase order for approximately $1.4 million with a multinational telecommunications equipment company for harsh environment uninterruptible power supply (UPS) units. The contract calls for Reliable Power Systems to supply harsh environment UPS systems that provide connectivity for communications and prime power for telecommunications sites.

"This contract is further proof of the market acceptance of Reliable Power Systems' products. Over the last six months Reliable Power Systems has assembled a world-class product line and a management team and Board of Directors deep with management talent and industry experience. Recently our job has been to take those products to market and this contract is further proof that Reliable Power Systems has the right products to meet the demands of the marketplace," said Joseph Livingston, Vice Chairman and Chief Executive Officer of Reliable Power Systems.

Reliable Power Systems, Inc (OTC BB RPSI), based in Castle Rock, CO develops total power systems for industrial, commercial, medical, data and telecommunication users that address the growing crisis facing power users from an aging infrastructure, deregulation and surging global demand. The company's solutions include: 1) power quality and reliability technologies; 2) energy information management systems and 3) niche distributed generation systems. Reliable has several patented technologies and retain the rights to other technologies that provide standards unmatched in the industry. For more information please contact Matthew Essig at 720-733-8970.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the subject of the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties and the unavailability of financing to complete management's plans and objectives.


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